NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700

	Chief Financial Officer	John C. Rickel	(713) 647-5700

	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700

AT Fleishman-Hillard:	Investors/Media	Russell A. Johnson	(713) 513-9515

FOR IMMEDIATE RELEASE
MONDAY, JUNE 19, 2006

GROUP 1 AUTOMOTIVE ANNOUNCES OFFERING OF
$250 MILLION OF CONVERTIBLE SENIOR NOTES

HOUSTON, June 19, 2006 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced that it intends to offer $250 million aggregate principal amount of convertible senior notes due 2036 (the “Convertible Notes”) in a private offering to qualified institutional buyers under Rule 144A under the Securities Act of 1933, subject to market and other conditions. The Convertible Notes are expected to pay interest semiannually and will be convertible into cash and, if applicable, shares of Group 1 common stock based on a conversion rate to be determined. Group 1 expects to grant a 13-day over-allotment option to the initial purchasers for an additional $37.5 million aggregate principal amount of Convertible Notes.

In connection with the offering, the Company plans to enter into convertible note hedge and warrant transactions in respect of its common stock with affiliates of certain of the initial purchasers of the Convertible Notes. These transactions are intended to reduce the potential dilution upon future conversion of the Convertible Notes by providing the Company with the option, subject to certain exceptions, to acquire shares that offset the delivery of newly issued shares upon settlement of conversion of the Convertible Notes. The counterparties to such transactions have advised the Company that they or their affiliates expect to enter into various derivative transactions with respect to the Company’s common stock contemporaneously with or shortly after the pricing of the Convertible Notes. In addition, following pricing of the Convertible Notes, the counterparties or their affiliates may purchase or sell shares of the Company’s common stock in secondary market transactions, or enter into or unwind derivative transactions relating the Company’s common stock.

The Convertible Notes are expected to be redeemable by the Company for cash at 100% of the principal amount of the Convertible Notes to be redeemed plus accrued and unpaid interest on or after June 20, 2011, but prior to June 15, 2016, in the event that the Company’s common stock has increased in value by a specified percentage over the stock price at the time the notes offering is priced. In addition, the Convertible Notes are expected to be redeemable by the Company at any time on or after June 15, 2016. Holders of the Convertible Notes are expected to be able to require the Company to repurchase their Convertible Notes on June 15, 2016 for cash at 100% of the principal amount to be repurchased plus accrued and unpaid interest, or on each subsequent ten year anniversary until maturity, or upon the occurrence of certain types of fundamental changes.

The Company intends to use the net proceeds from the issuance of the Convertible Notes to repay a portion of its existing floor plan borrowings under its Credit Facility, which may be re-borrowed, to repurchase up to $50 million of its common stock, and to pay the net cost of the convertible hedge and warrant transactions. This stock repurchase will replace the previously announced stock repurchase authorization of $42 million.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

About Group 1 Automotive, Inc.
Group 1 owns 95 automotive dealerships comprised of 138 franchises, 32 brands and 30 collision service centers in California, Colorado, Florida, Georgia, Louisiana, Massachusetts, New Hampshire, New Jersey, New Mexico, New York, Oklahoma and Texas. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.